                                                                       EXHIBIT E

                                  AMENDMENT TO
                             SHAREHOLDERS' AGREEMENT

                          DATED AS OF FEBRUARY 23, 1996

                  WHEREAS, Enhance Financial Services Group Inc., a New York corporation (the "Company"), and the parties executing this Amendment on the signature page hereof (the "Amending Shareholders") are parties to a Shareholders' Agreement dated as of May 10, 1988, as amended by (i) Amendment No. 1 dated as of April 7, 1989 and (ii) Amendment No. 2 dated as of April 5, 1993 (as so amended, the "Agreement"); and

                  WHEREAS, the Company and the Amending Shareholders deem it in the best interest of the Company and its shareholders for Swiss Reinsurance Company, a Swiss corporation ("SwissRe"), to purchase 600,000 shares of the Company's common stock, par value $0.10 per share (the "Common Stock"), from the Company and 400,000 shares of Common Stock from an existing shareholder of the Company, ManuLife (International) Limited, a Bermuda corporation (the "Seller"), and a wholly-owned subsidiary of The Manufacturers Life Insurance Company, a Canadian Federal corporation ("ManuLife"), pursuant to a stock purchase agreement dated February 9, 1996 among the Company, ManuLife, the Seller and SwissRe. To induce SwissRe to purchase such shares under such stock purchase agreement and as a condition to SwissRe's obligation to do so, the Company and the Amending Shareholders desire to amend the Agreement to provide that all of such shares being purchased by SwissRe under such stock purchase agreement shall not be subject to the terms and conditions of the Agreement (including without limitation any transfer or voting restrictions).

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. Except as otherwise expressly provided herein, capitalized terms used herein which are defined in the Agreement shall have the meanings specified for such terms in the Agreement (as amended by this Amendment).

                  2. The Agreement is hereby amended by adding a new Section
8.14 thereto to read as follows:

                           "8.14 Non-Applicability of Agreement to Certain
                           Shares

                           Notwithstanding any other provisions of this
                  Agreement, each party hereto hereby (i) agrees that the terms and provisions of this Agreement (including without limitation any such terms or provisions restricting transfer or providing for any agreement to vote on any matter) shall not apply to any shares (or to any holder of such shares) of common stock acquired by Swiss Reinsurance Company pursuant to that certain Stock Purchase Agreement dated February 9, 1996, as amended from time to time, among the Company,

                  The Manufacturers Life Insurance Company, ManuLife (International) Limited and Swiss Reinsurance Company (or to any shares of common stock or other securities distributed in respect of such shares, whether by reason of any stock dividend, stock split, recapitalization, combination, exchange consolidation or otherwise) and (ii) waives any rights under the Agreement in connection with the issuance and sale of such shares pursuant to such stock purchase agreement. Notwithstanding the provisions of Section 8.08 or any other Section of this Agreement, this Agreement may not be amended or otherwise modified with respect to the subject matter of this Section 8.14 without the written consent of Swiss Reinsurance Company."

                  3. Except as amended herein, the Agreement shall continue in full force and effect.

                  4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

                  IN WITNESS WHEREOF, each party hereto has executed this Amendment by its duly authorized officer as of the date first written above.

                                     ENHANCE FINANCIAL SERVICES GROUP INC.

                                     By:    /s/ Daniel Gross
                                        -----------------------------------
                                            Name:  Daniel Gross
                                            Title: President

                                     Amending Shareholders

                                     U S WEST FINANCIAL SERVICES, INC.

                                     By:    /s/  Richard A. Post
                                        -----------------------------------
                                            Name:  Richard A. Post
                                            Title: President

                                     THE MANUFACTURERS LIFE INSURANCE
                                       COMPANY

                                     By:      /s/ Peter H. Rubenovitch
                                        -----------------------------------
                                              Name:  Peter H. Rubenovitch
                                              Title: Senior Vice President